Exhibit 10.3

SHARE PURCHASE AGREEMENT

By and Among

LEADING ASIA PACIFIC INVESTMENT LIMITED

CHINA TMK BATTERY SYSTEMS INC.

And

SHAREHOLDERS OF LOYAL TOP CAPITAL INVESTMENT LIMITED

relating to

the sale and purchase of the
whole of
the issued share capital of
Loyal Top Capital Investment Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	SALE AND PURCHASE OF SHARES	5
3.	CONSIDERATION	6
4.	COMPLETION	6
5.	WARRANTIES BY THE VENDOR	7
6.	WARRANTIES BY TMK	10
7.	MAKE GOOD	11
8.	WARRANTIES BY THE PURCHASER	12
9.	PURCHASER'S RIGHT TO RESCIND	13
10.	VENDOR'S COVENANTS	13
11.	FURTHER ASSURANCE	15
12.	INFORMATION	15
13.	ANNOUNCEMENTS	16
14.	COSTS	16
15.	SUCCESSORS AND ASSIGNMENT	16
16.	ENTIRE AGREEMENT	17
17.	VARIATIONS	17
18.	WAIVER	17
19.	AGREEMENT CONTINUES IN FORCE	18
20.	SEVERABILITY	18
21.	NOTICES	18
22.	COUNTERPARTS	19
23.	GOVERNING LAW AND JURISDICTION	19
24.	LANGUAGE	20

THIS AGREEMENT is made on August 13, 2011.

BETWEEN:

(1)

Leading Asia Pacific Investment Limited, a company registered in the British Virgin Islands with number 1492285 whose registered office is at OMC Chambers,Wickhams Cay1,Road Town,Tortola, British Virgin Islands. (" Purchaser ");

(2)	Shenzhen Guangyixin Dianchi Co., a company registered in the People’s Republic of China, Feng Liang, a citizen of the People’s Republic of China with ID card No.: 440922195909220016 and

Jiaxiao Zhang a citizen of the People’s Republic of China with ID card No.: 440321196905240453, the owners of 100% of the equity interests of Loyal Top Capital Investment Limited (collectively, the “Vendor”); and

(3)	China TMK Battery Systems Inc.(“TMK”), a company registered in the USA with company number 637275 whose registered office is at 646 First Avenue South, St. Petersburg, Florida 33701, U.S.A.

Each a "Party" to this Agreement and together the "Parties".

BACKGROUND

A

Loyal Top Capital Investment Limited ("Company") is a company registered in Hong Kong with company number 1564329. The Company has obtained an approval from Shenzhen Science Industry and Informationalization Commission on May 9, 2011 to acquire 100% of the equity interest of a Shenzhen based company, Shenzhen Dongfanghualian Technology Co., Ltd. (“Dongfang Hualian”), and the Company is in the process of completing the registration with Shenzhen Administration for Industry and Commerce (“Shenzhen AIC”).

B	The Vendor is the legal and beneficial owner of 100% of the Shares in the Company.

C	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

D

TMK is the parent company of the Purchaser, who will issue a certain amount of shares as set out in this agreement to the Vendor as part of the consideration for the purchase of the Shares in the Company.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions will (except where the context otherwise requires) have the following meanings:

“Account” means the Company’s financial statements provided by the Vendor to the Purchaser;

“Account Date” means June 30, 2011;

"Business Day" means a day other than a Saturday or Sunday on which banks are open for commercial business in Hong Kong;

"Business Intellectual Property" means all Intellectual Property used, or likely or required to be used, by the Company or any member of the Group in, or in connection with, its business;

"Completion" means the performance of all the obligations of the Parties to this agreement set out in clause 4;

"Completion Date" means September 15 , 2011;

"Computer Systems" means the computer systems used by or for the benefit of the Company at any time, or computer processors, associated and peripheral equipment, computer programs, technical and other documentation and data entered into or created by the foregoing from time to time;

"Confidential Information" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company or any member of the Group details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)	the Business Intellectual Property and any other property of the Company or any member of the Group in the nature of intellectual property;

(b)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

(c)

the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with the Company or any member of the Group.

"Consideration" means the consideration for the Shares set out in clause 3.

"Disclosed" means fully, fairly and specifically disclosed to the Purchaser in the Disclosure Letter or, for the purposes of clauses 5.7.3 and 9, in writing to the Purchaser, with sufficient clarity and detail to enable the Purchaser to identify clearly and accurately the nature, scope and effect of the matter disclosed;

"Disclosure Letter" means the letter of even date with this agreement from the Vendor to the Purchaser relating to the Warranties together with any documents annexed to it;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“GAAP” means the generally accepted accounting principles in the United States of America.

"Group" means the Company, Dongfang Hualian and their respective subsidiaries from time to time and references to a "member of the Group" or a "Group Member" will be construed accordingly;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Intellectual Property" includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, semiconductor topography rights, trademarks, service marks, logos, domain names, e-mail address names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights under licenses, consents, orders, statutes or otherwise in relation to any of the aforesaid items, rights in the nature of any of the aforesaid items, in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

“PRC” means the People’s Republic of China, excluding Hong Kong, the Macau Administrative Region and Taiwan for the purposes of this agreement;

"RMB" means Renminbi, the lawful currency for the time being of the PRC;

"Shares" means 100% of the issued and allotted ordinary shares in the capital of the Company; “Transaction” means the sale and purchase of the Shares under this agreement; "US$" means US Dollars, the lawful currency for the time being of the United States of America;

Warranties" means the representations, warranties and undertakings set out in clause 5, clause 7 and schedule 2 and "Warranty" will mean any of them;

1.2	In this agreement where the context admits:

1.2.1	reference to a statutory provision includes reference to:

1.2.1.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.1.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto;

1.2.2	reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

1.2.3	reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

1.2.4	reference to any party to this agreement comprising more than one person includes each person constituting that party;

1.2.5	reference to any gender includes the other genders;

1.2.6	reference to persons includes bodies corporate or unincorporated;

1.2.7	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.8	the index, headings and any descriptive notes are for ease of reference only and will not affect the construction or interpretation of this agreement;

1.2.9	this agreement incorporates the schedules to it; and

1.2.10

for the purposes of this clause, "control", in relation to a body corporate, means the holding of more than 50% of the voting power at general meetings of that body corporate or being in a position to control the composition of a majority of the board of directors of that body corporate and in relation to a partnership, means the right to a share of more than one-half of the assets, or of more than one-half of the income, of the partnership.

2.	SALE AND PURCHASE OF SHARES

2.1

The Vendor will sell, as beneficial owner, the Shares and the Purchaser will, in reliance on the Warranties, purchase the Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after the date of this agreement.

3.	CONSIDERATION

The Consideration payable by the Purchaser for the purchase of the Shares was calculated based upon 3 times of 2011 net profit of Dongfang Hualian and shall consist of:

3.1	RMB 72 million in cash, of which RMB 67,838,925 has been paid to the Vendor by June 30, 2011;

3.2

8,108,000 new shares of the Company’s common stock deemed equivalent to US$2 per share to be issued by TMK, the parent company of the Purchaser, within 90 days upon the execution of this agreement. The Company is obligated to issue and deliver 5,000,000 shares of the Company’s common stock to the Seller within 90 days of the closing of the Purchase Agreement and deliver the rest 3,108,000 shares of the Company’s common stock to the Seller if Dongfang Hualian achieves a net profit of RMB 60 million (approximately $ 9.3 million) for the fiscal year ended December 31, 2011.

3.3

The payment specified in clause 3.1 shall be made in the PRC. If, for any reason whatsoever, Completion fails to take place on the Completion Date in accordance with clause 4, including without limitation any rescission or termination of this agreement by the Purchaser pursuant to clause 4, 5 or 9, the Vendor shall forthwith refund to the Purchaser the full amount of any and all payment made by the Purchaser under clause 3.1 or elsewhere under this Agreement and return and procure the return to TMK of all shares which may then have been issued under clause 3.2, in each case upon first written demand from the Purchaser.

3.4

Satisfaction of the Consideration, including the issuance of shares by TMK, in the manner provided in this clause 3 shall constitute a good and absolute discharge of all obligations of the Purchaser to the Vendor with respect to all or any part of the Consideration.

4.	COMPLETION

4.1

Completion will take place at the principal place of business of the Vendor in Hong Kong at 5:00 p.m. (Hong Kong time) on the Completion Date or at such other time and place as may be agreed among the Parties, when the Vendor shall perform all its obligations under the provisions of schedule 3.

4.2

The Purchaser will not be obliged to complete the purchase of the Shares under this agreement unless the Vendor complies fully with its obligations under schedule 3 and unless the purchase of all the Shares is completed simultaneously.

4.3	If Completion does not take place on the Completion Date because the Vendor fails to comply with any of its obligations under schedule 3, the Purchaser may, by notice to the Vendor:

4.3.1	proceed to Completion to the extent reasonably practicable;

4.3.2	postpone Completion to a date not more than sixty (60) Business Days after the Completion Date; or

4.3.3	terminate this agreement without prejudice to any other rights the Purchaser may have.

4.4	If the Purchaser postpones Completion to another date in accordance with clause 4.3.2, the provisions of this agreement shall apply as if that other date is the Completion Date.

4.5

If the Purchaser terminates this agreement pursuant to clause 4.3.3 each Party's further rights and obligations will cease immediately on termination, but termination will not affect a Party's accrued rights, liabilities and obligations as at the date of termination nor the Vendor’s obligations under clause 3.3.

5.	WARRANTIES BY THE VENDOR

5.1

The Vendor warrants and undertakes that, at the date of this agreement, each of the statements set out in schedule 2 is true, accurate and complete in all respects and not misleading and will be true and accurate in all respects and not misleading at all times after the date of this agreement up to and including the Completion Date.

5.2	In addition to the warranties as set out in schedule 2, the Vendor further warrants that:

5.2.1

Save and except the liabilities and debts the Vendor has otherwise Disclosed to the Purchaser in the Disclosure Letter, there are no other liabilities (actual or contingent), debts, claims, expenses, charges, costs, outstanding against and payable by the Company to any third party, including those owed to related companies, financial institutions, banks, and other related interests and the Vendor shall notwithstanding Completion fully indemnify and keep indemnified the Purchaser against any such liabilities.

5.2.2

The Company is not in default of any contracts, agreements or legal obligations pursuant to which it may be subject to any claims, proceedings, action or be liable to any charges, costs, expenses, damages or other liabilities.

5.2.3

There are no outstanding liabilities or debts owed to any of the employees of the Company, nor are any of the employees responsible for any liabilities and debts for which the Company may become liable, and the Vendor shall indemnify the Purchaser for any expenses, costs, charges (including legal fees), liabilities incurred or claims, proceedings, actions taken against the Purchaser by any third party or employee of the Company for any such liabilities or debts.

5.3

The Vendor acknowledges that the Purchaser is entering into this agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Purchaser to enter into this agreement and that the Purchaser has been induced to enter into this agreement on the basis of and in full reliance upon them and that the Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Shares.

5.4

Each of the Warranties is to be construed as a separate and independent warranty and (except where this agreement provides otherwise) will not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

5.5	The rights and remedies of the Purchaser in respect of any breach of any of the Warranties will survive Completion.

5.6

The Vendor waives and may not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its officers or employees in enabling the Vendor to give the Warranties and any representations or to prepare the Disclosure Letter.

5.7	Between the execution of this agreement and Completion the Vendor agrees that it will:

5.7.1	procure Dongfang Hualian to register the Company as its sole shareholder at Shenzhen AIC.

5.7.2	procure that neither the Vendor nor the Company nor any member of the Group will allow or procure any act or omission which would constitute a breach of any of the Warranties;

5.7.3	procure that the Company complies with the provisions of schedule 4; and

5.7.4

immediately disclose in writing to the Purchaser any event or circumstance which may arise or become known to the Vendor which would be a breach of clause 5.7.3 or which constitutes a breach of or is materially inconsistent with any of the Warranties or which might make any of them inaccurate or misleading or which has or is likely to have an adverse effect on the financial position or business prospects of the Company or which is otherwise material to be known by a purchaser for value of the Shares.

5.8

The Warranties will not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of the Purchaser or by reason of any information relating to the Company of which the Purchaser has knowledge (actual, implied or constructive) except that the Warranties will be qualified by such information as is Disclosed.

5.9

If on or before the Completion Date the Purchaser considers that the Vendor is in breach of any of the Warranties or any other provision of this agreement, the Purchaser may by notice to the Vendor elect to proceed to Completion or rescind or terminate this agreement without prejudice to any other rights and remedies of the Purchaser hereunder or otherwise.

5.10	If the Purchaser rescinds or terminates this agreement pursuant to clause 5.9:

5.10.1

the Vendor shall indemnify the Purchaser against all costs incurred by it relating to the negotiation, preparation, execution or termination of this agreement or the transactions contemplated hereby; and

5.10.2

each Party's further rights and obligations will cease immediately on termination, but termination will not affect a Party's accrued rights, liabilities and obligations as at the date of termination nor the Vendor’s obligations under clause 3.3.

5.11	If there is any breach or non-fulfillment of any of the Warranties resulting in:

5.11.1	the value of any of the assets of the Company or any other member of the Group being or becoming less than it would have been had the relevant circumstances been as so warranted; or

5.11.2	the Company having incurred or incurring any liability or an increase in a liability which it would not have incurred had the relevant circumstances been as so warranted;

then the Vendor agrees to pay to the Purchaser on demand (at the option of the Purchaser) an amount equal to either:

5.11.3	the reduction in value of the assets or (as the case may be) the liability or increased liability incurred by the Company as a result of such a breach or non-fulfillment of any of the Warranties; or

5.11.4	an amount equal to the reduction caused in the value of the Shares .

5.12

The Vendor agrees to indemnify the Purchaser in full for and against all costs (including legal costs on a full indemnity basis) and expenses incurred by the Purchaser either before or after the commencement of any action in connection with:

5.12.1	the settlement of any claim that any of the Warranties has been breached or is untrue, inaccurate or misleading;

5.12.2	any legal proceedings arising out of or in connection with any claim for breach of Warranty in which judgment is given in favor of the Purchaser; or

5.12.3	the enforcement of any such settlement or judgment.

5.13	The rights of the Purchaser under clauses 5.11 and 5.12 will be in addition and without prejudice to any other right or remedy available to it under this agreement or otherwise.

6.	WARRANTIES BY TMK

TMK warrants that:

6.1	it has and shall have full power and authority to enter into and perform this Agreement which constitutes binding obligations on it in accordance with the terms;

6.2	TMK shall, within 90 days as of the execution date of this agreement, issue in aggregate 8,108,000 shares to the Vendor or its designee(s), as part of the consideration for the Transaction.

7.	MAKEGOOD

The Vendor understands that the purchase price paid for the Company is based on an expectation that Dongfang Hualian will achieve a net profit of RMB 60 million for the fiscal year ended December 31, 2011. The Vendor warrants and undertakes to the Purchaser that if the Dongfang Hualian does not achieve an estimated 2011 net income of RMB 60 million, then the Vendor agrees to return a pro rata share of the cash consideration to the Purchaser.

8.	WARRANTIES BY THE PURCHASER

The Purchaser warrants that:

8.1	it has and shall have full power and authority to enter into and perform this agreement which constitutes binding obligations on it in accordance with the terms.

8.2	its performance of this agreement does not constitute any breach or violation of any contract or agreement to which it is a party;

8.3	it shall pay the Consideration to the Vendor in accordance with the terms set out in clause 3 herein without delay;

8.4

it shall procure its parent company TMK to issue, within 90 days as of the execution of this agreement, 8,108,000 shares in the manner specified in clause 3.2 to the Vendor (or any other person(s) as may be designated by the Vendor);

9.	PURCHASER'S RIGHT TO RESCIND

If the Vendor discloses any event or circumstance pursuant to clause 5.7.3 or if there is a breach of any of the Warranties or a breach or non-fulfillment of any other term of this agreement by the Vendor, the Purchaser will be entitled, in addition and without prejudice to any other right or remedy available to it, to rescind this agreement without any liability to any other party whereupon the Vendor must indemnify the Purchaser in full for and against all costs and expenses incurred or suffered by the Purchaser (including but not limited to all legal expenses and other professional fees on a full indemnity basis) in connection with the negotiation, preparation and rescission of this agreement.

10.	VENDOR'S COVENANTS

10.1	The Vendor undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) it will not at any time after Completion:

10.1.1

(except as required by law) disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) or use (other than for the benefit of the Purchaser) any Confidential Information which may be within or have come to its knowledge and it must use all reasonable endeavors to prevent such publication, disclosure or misuse of any Confidential Information;

10.1.2

do or say anything which is likely or intended to damage the goodwill or reputation of the Company or any member of the Group or of any business carried on by the Company or any member of the Group or which may lead any person to cease to do business with the Company on substantially equivalent terms to those previously offered or not to engage in business with the Company or any member of the Group.

10.2

The Vendor undertakes to and covenants with the Purchaser that it will not, for a period of one year after the date of this agreement, either on its own behalf or jointly with any other person, directly or indirectly:

10.2.1

approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in competition with any business of the Company or any member of the Group any person who at any time during the period of 12 months preceding the Completion Date or at any time after the Completion Date prior to his ceasing to be employed by the Company or any member of the Group is or has been a customer of the Company or any member of the Group and during such period it must not use its knowledge of or influence over any such customer to or for its own benefit or the benefit of any other person carrying on business in competition with the Company or any member of the Group or otherwise use its knowledge of or influence over any such customer to the detriment of the Company or any member of the Group;

10.2.2

seek to contract with or engage (in such a way as adversely to affect the business of the Company or any member of the Group as carried on at the date of this agreement) any person who has been contracting with or engaged to supply or deliver products, goods, materials or services to the Company or any member of the Group at any time during the period of [twelve] months preceding the date of this agreement or, at any time after that, before he ceases to be engaged by the Company or any member of the Group;

10.2.3

approach, canvass, solicit, engage or employ or otherwise endeavor to entice away any person who at any time during the period of [six] months preceding the Completion Date or (if later) the date of his ceasing to be employed by the Company or any member of the Group will be or will have been an employee, officer, manager, consultant, sub-contractor or agent of the Company or any member of the Group with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the business carried on by the Company or any member of the Group.

10.3	Each of the covenants contained in clauses 10.1 and 10.2 will constitute an entirely separate and independent restriction on the Vendor.

10.4

References in this clause 10 to the "business of the Company or any member of the Group" includes the business of the Company and/or any member of the Group that may from time to time be transferred to any company which is a member of the same group as the Purchaser.

10.5

The Vendor agrees and acknowledges that the restrictions contained in this clause 10 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction is found to be void or unenforceable but would be valid and effective if some part or parts of the restriction were deleted, such restriction will apply with such deletion as may be necessary to make it valid and effective.

11.	FURTHER ASSURANCE

On and after Completion, the Vendor must, at the request of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give effect to this agreement.

12.	INFORMATION

The Vendor must provide or procure to be provided to the Purchaser all such information in its possession or under its control as the Purchaser will from time to time reasonably require (both before and after the Completion Date) relating to the business and affairs of the Company and/or any member of the Group and in any case where such information is not the exclusive property of the Company and/or any member of the Group will give or procure to be given to the Purchaser, its directors and agents access to such information and will permit the Purchaser to take copies of the same.

13.	ANNOUNCEMENTS

No announcement, communication or circular concerning this agreement will be made (whether before or after the Completion Date) by or on behalf of any Parties without the prior approval of the other Parties (such approval not to be unreasonably withheld or delayed) save for:

13.1

announcements to employees, customers, suppliers and agents of the Company and/or any member of the Group and/or the Purchaser and/or any company which is a member of the same group as the Purchaser in such form as may be reasonably required by the Purchaser; and

13.2	such announcements as may be required by the law of any relevant jurisdiction or by any securities exchange or regulatory or governmental body to which that Party and/or its affiliates are subject.

14.	COSTS

14.1

Subject to the provisions of clause 5.12 and clause 9, each of the parties will bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form.

14.2

The cost of all stamp duty and other similar duty payable in respect of the sale and purchase of the Shares will be borne by the Vendor, on the one hand, and the Purchaser, on the other in equal shares.

15.	SUCCESSORS AND ASSIGNMENT

15.1	This agreement will be binding on and inure for the benefit of each party's successors, permitted assigns and personal representatives but will not be assignable except that:

15.1.1	the Purchaser may assign the whole or any part of the benefit of this agreement and the Warranties to any transferee of any shares in the capital of the Company; and

15.1.2	the Purchaser may assign its rights under this agreement to any company of which it is a subsidiary or of which it is a holding company.

15.2

Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the Parties and may not be assigned at law or in equity without the prior written consent of the other Parties.

16.	ENTIRE AGREEMENT

16.1

This agreement together with the schedules attached to it and any revisions thereto as may be agreed upon by the Parties (“Acquisition Documents”) constitute the entire agreement between the Parties with respect to the subject matter of this agreement.

16.2	Except for any misrepresentation or breach of warranty which constitutes fraud:

16.2.1

the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter contained in the Acquisition Documents and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

16.2.2

each party acknowledges to the other (and executes the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such Acquisition Documents.

17.	VARIATIONS

No variation of this agreement or other Acquisition Documents will be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

18.	WAIVER

No waiver by the Purchaser of any breach or non-fulfillment by the Vendor of any provisions of this agreement will be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement will constitute a waiver of the relevant provision or provisions of this agreement. No single or partial exercise of any right or remedy under this agreement will preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Purchaser provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

19.	AGREEMENT CONTINUES IN FORCE

This agreement will remain in full force and effect so far as concerns any matter remaining to be performed at or after Completion even though Completion will have taken place.

20.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this agreement will not affect the continuation in force of the remainder of this agreement.

21.	NOTICES

21.1

Any notice to be given pursuant to the terms of this agreement must be given in writing to the party due to receive such notice at its address set out in this agreement or such other address as may have been notified to the other party in accordance with this clause 21:

Purchaser

Address: OMC Chambers,Wickhams Cay1,Road Town,Tortola, British Virgin Islands. ]

Vendor

Address: Rooms 1901-2, Park-In Commercial Centre,56Dundas Street, Kowloon.

China TMK Battery Systems Inc.

Address: Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, People’s Republic of China

21.2

Notice must be delivered: personally; or sent by first class prepaid recorded delivery or registered post (airmail if overseas); or by facsimile transmission. Notices will be deemed to be given: in the case of personal delivery - on delivery; in the case of posting, at the earliest of: there is evidence of receipt - at the time of receipt; and if sent by airmail - six days after posting; and otherwise - 48 hours after posting; and in the case of facsimile transmission - on completion of the transmission provided that the sender has received printed confirmation of transmission.

22.	COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties to this agreement will constitute an original but all of which will constitute one and the same instrument.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement will be governed by and construed in accordance with the laws of Hong Kong.

23.2	The parties irrevocably agree that the courts of Hong Kong will have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement.

23.3

The Parties irrevocably consent to any process in any proceedings anywhere being served in accordance with the provisions of this agreement relating to the service of notices, such service shall become effective thirty (30) days after dispatch. Nothing herein contained shall affect the right to serve process in any other manner permitted by law.

23.4

Nothing contained in this clause 23 will limit the right of the Purchaser to take proceedings against the Vendor or any other Party in any court of competent jurisdiction, nor will the taking of proceedings in one or more jurisdictions preclude the taking of proceedings by the Purchaser in any other jurisdiction, whether concurrently or not.

24.	LANGUAGE

This agreement is written in English.

SCHEDULE 1

The Company

Name of company	Loyal Top Capital Investment Limited

Type:	Limited Liability Company

Registered number:	1564329
Hong Kong
Place of incorporation:

Registered office:	Rooms 1901-2,Park-In Commercial Centre,56Dundas
Street,Kowloon.

Shareholder(or Member):	Shenzhen Guangyixin Dianchi Co., a company
registered in the People’s Republic of China;
Liang Feng a citizen of the People’s Republic of China
with ID card No.:440922195909220016; and
Zhang Jiaxiao a citizen of the People’s Republic of
China with ID card No.:440321196905240453.

SCHEDULE 2

The Warranties

1.	DISCLOSURE OF INFORMATION

1.1

There are fully and accurately Disclosed all matters which might materially and adversely affect the present or future value of the Company or which might otherwise reasonably affect the willingness of the Purchaser to purchase the Shares or to purchase them for the consideration and upon the terms set out in this agreement.

1.2

All information which has been given by any of the directors or officers or professional advisers of the Company or the Vendor to any of the directors or officers or professional advisers of the Purchaser in the course of the negotiations leading to the signing of this agreement was, when given, true, complete and accurate in all respects and there is no fact or matter not Disclosed which renders any such information untrue, inaccurate or misleading.

1.3	The facts set out in the Disclosure Letter, the recitals and schedules 1 are true, complete and accurate in all respects and not misleading.

2.	CAPACITY AND OWNERSHIP OF SHARES

2.1

The Vendor is duly incorporated and validly existing under Hong Kong laws and has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this agreement and each of the Acquisition Documents to be executed on or before Completion which constitute valid and binding obligations on the Vendor in accordance with their terms.

2.2

Neither the Vendor nor any person connected with the Vendor has any interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business of the Company.

2.3	The Shares described in schedule 1 constitute the whole of the allotted and issued share capital of the Company and have been properly allotted and issued.

2.4

All necessary consents, authorizations and approvals of any governmental agency or body required for the performance of the terms hereof by the Vendor have been obtained and made or shall have been obtained or made by Completion.

2.5	The Shares shall on Completion be transferred in accordance with the constitutional documents of the Company and in accordance with all relevant laws of Hong Kong.

2.6

There is no Encumbrance on, over or affecting the Shares or any of them or the shares or interest in the Dongfang Hualian or other Group Members or any unissued shares in the capital of the Company and there is no agreement or commitment to give or create any such Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to such an Encumbrance.

2.7

The Vendor is entitled to sell and transfer the full legal and beneficial ownership in the Shares to the Purchaser and such sale and transfer will not result in any breach of or default under any agreement or other obligation binding upon the Vendor or any of its property. The Vendor is not insolvent and is able to meet its obligations and liabilities when due and its obligations under this agreement are not subject to avoidance on grounds of insolvency, bankruptcy or the like. No winding up, dissolution or liquidation proceedings are pending or threatened against the Vendor and the Vendor has not taken any step or passed any resolution and is not aware of any step or action being taken or threatened by any third party for or with respect to, or any other circumstances which might reasonably be expected to give rise to, any of the foregoing.

2.8

Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

2.9

There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Vendor in respect of the Shares or the shares in the Dongfang Hualian or any other Group Member or the Vendor's entitlement to dispose of the Shares or the shares in the Dongfang Hualian or any other Group Member and there are no facts known to the Vendor which might give rise to any such proceedings or any such dispute.

2.10	The Company has not exercised nor purported to exercise or claim any lien over the Shares and no call on the Shares is outstanding and all the Shares are fully paid up.

2.11

Subject to the approval of the board of directors of the Company and the relevant provisions (if any) in the constitutional documents of the Company to the contrary, no consent of any third party is required for the sale of the Shares.

3.	REGULATORY COMPLIANCE

3.1

Each of the members of the Group have been validly incorporated and established pursuant to the laws of their respective place of incorporation, all legal and procedural requirements and all other formalities concerning such incorporation and establishment have been duly and properly complied with, and each of the members of the Group is in good standing.

3.2

The copies of the constitutional documents and articles of association and other corporate documents of each of the members of the Group [attached to the Disclosure Letter] are true, accurate, and complete in all respects. Such constitutional and corporate documents includes copies of all resolutions (including but not limited to all special resolutions passed by the relevant member of the Group) and documents required to be incorporated in the constitutional documents of the relevant member of the Group and fully set out all rights attaching to each class of the share capital of the relevant member of the Group other than those under general law.

3.3

The register of members, minute books and other statutory books of each of the members of the Group have been properly kept and written up and contain a true, accurate and complete record of all the matters which should be dealt with and no notice or allegation that any of the same is incorrect or should be rectified has been received and each of the members of the Group has not received any application or request for rectification of the register of members and compliance has been made with all other legal requirements concerning each of the members of the Group and all issues of shares or other securities thereof.

3.4	Each of the members of the Group is validly existing and is entitled to carry on the business now conducted by it.

3.5

All corporate or other documents required to be filed or registered in respect of each of the members of the Group with the relevant authorities in their respective places of incorporation (including appropriate regulatory bodies) have been duly filed.

3.6

Each of the members of the Group has complied in all material respects with all legislation, rules and regulations applicable to it and obtained all necessary licenses, consents and other permissions and approvals relevant to the business of such company in its place of incorporation, and each of the members of the Group has complied in all material respects with all legal requirements existing as of the date hereof in relation to any transactions to which it is or has been a party.

3.7

All licenses, consents and other permissions and approvals required for or in connection with the carrying on of the business now being conducted by each of the members of the Group are in full force and effect and have been duly complied with in all material respects and, to the best of the Vendor's knowledge, there is no circumstance which might invalidate any such license, consent, permission or approval or render it liable to forfeiture or modification or affect its renewal.

4.	BUSINESS NAME

The Company does not use any name for any purpose other than its full corporate name.

5.	LICENSES AND CONSENTS

Each of the Group Members has obtained all licenses, permissions, authorizations and consents required to own and operate its assets and for the proper carrying on of its business (full details of which are set out in the Disclosure Letter). All such licenses, permissions, authorizations and consents are in full force and effect, have been obtained on a permanent and unconditional basis and none of the Group Members are in breach of any of the terms and conditions attached to those licenses, permissions, authorizations and consents. There are no circumstances which indicate that any of such licenses, permissions, authorizations or consents may be revoked or not renewed in the ordinary course of events nor are there any circumstances which indicate that equivalent licenses, permissions, authorizations or consents on no less favorable terms would not be granted to the Group Members following the acquisition of the Shares by the Purchaser.

6.	INSURANCE

6.1

Full details of all insurance policies effected by the Company and other Group Members or by any other person in relation to any of the Company's and other Group Members’ assets have been Disclosed and all such details are true and correct in all respects and all such insurance policies are currently in full force and effect.

6.2

Each of the Company and other Group Members has not done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it or by any other person in relation to any of the Company's or other Group Members’ assets void or voidable or which would or might result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would or might give rise to any claim under any of such policies of insurance.

6.3

All the assets of the Company and other Group Members of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against fire and other risks normally insured against by persons carrying on similar businesses to the business of the Company and other Group Members. Each of the Company and other Group Members is and has at all material times been adequately insured against accident, third party and other risks normally or presently insured against by persons carrying on similar businesses to the business of the Company and other Group Members.

7.	RECORDS

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each of the Group Members are up to date, in its possession or under its control and have been fully properly and accurately kept and compiled; there are no material inaccuracies or discrepancies of any kind contained or reflected in such records and they give and reflect a true and fair view of the financial, contractual and trading position of each of the Group Members and fixed and current assets and liabilities (actual and contingent), debtors and creditors.

8.	CONFIDENTIAL INFORMATION

8.1	None of the Group Members uses any processes and is not engaged in any activities which involve the misuse of any confidential information belonging to any third party or alleged misuse.

8.2	None of the Group Members is aware of any actual or alleged misuse by any person of any of its Confidential Information.

8.3

None of the Group Members has disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the business of the Group Member and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the Company.

8.4

Confidential Information used by each of the Group Members is kept strictly confidential and each of the Group Members operates and fully complies with procedures which maintain such confidentiality, which confidentiality has not been breached.

9.	INTELLECTUAL PROPERTY

9.1

None of the Group Members is in possession of any Business Intellectual Property nor is any Group Member in the process of making any application for registration of any Business Intellectual Property.

9.2

The carrying on of each of the Group Members' business as presently constitute does not require, and has not at any time required, any licenses or consents (other than licenses for its incorporation) from or the making of royalty or similar payments to any third party and none of the Group Members is engaged in any activities which infringe any Intellectual Property or other rights belonging to or vested in any third party.

9.3

There are no outstanding claims against the Company or any other Group Member for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

9.4	None of the Group Companies has carried on business under any name other than its corporate name.

9.5

No claims or applications have been made against, no notifications (including "non-threatening letters") have been received by, and no circumstances are known to the Vendor in respect of the business of each of the Group Members which (notwithstanding any view taken by the Vendor as to the merits of such claim application, notification or circumstances) if pursued, granted or acted on would affect the accuracy of the Warranties set out in this paragraph.

10.	COMPUTER SYSTEMS

None of the Group Members own, directly or indirectly control, record, store, maintain, operate or otherwise wholly or materially depend on any computer systems.

11.	EMPLOYEES

11.1	None of the officers or employees of the Group Members has given or received notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement.

11.2

Full particulars of the terms and conditions of employment of all the officers or employees of the Group Members (including, without limitation, all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable) and, where an employee has been continuously absent from work for more than one month, the reason for the absence, are set out in the Disclosure Letter.

11.3

There is not in existence any contract of employment with any director or employee of each of the Group Members (or any contract for services with any individual) which cannot be terminated by the Company or the relevant Group Member giving three months' notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Group Member has a continuing obligation.

11.4	In relation to each of the present officers or employees of each of the Group Members (and so far as relevant to each of its former employees), each of the Group Members has:

11.4.1	complied with all obligations imposed on it by all statutes, regulations and codes of conduct relevant to the relations between it and its employees;

11.4.2	maintained adequate and suitable records regarding the service of each of its employees;

11.4.3	complied with all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

11.4.4	complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

11.5

None of the Group Members are involved in any disputes and there are no circumstances which may result in any dispute involving any of the officers or employees or former employees of the Group Members and none of the provisions of this agreement including the identity of the Purchaser is likely to lead to any such dispute.

11.6

There is not outstanding any agreement or arrangement to which any of the Group Members is party for profit sharing or for payment to any of its officers or employees or former employees of bonuses or for incentive payments or other similar matters.

11.7

There is no agreement or arrangement between any of the Group Members and any of its employees or officers or former employees or officers with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

11.8

Since the Accounts Date, no change has been made in the terms of employment by each of the Group Members (other than those required by law) of any of the officers or employees of the Group Members and none of the Group Members is obliged to increase and has not made provision to increase the total annual remuneration payable to its officers and employees.

11.9

No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the employees of each of the Group Members and there is no agreement or agreements with any such representative body in relation to the employees of each of the Group Members.

11.10

There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy, on retirement or on death or during periods of sickness or disablement for the benefit of any of the officers or employees of each of the Group members or former officers or employees or for the benefit of dependants of such persons.

11.11	No amounts due to or in respect of any of the officers or employees or former employees of each of the Group Members are in arrears or unpaid.

11.12

No monies or benefits other than in respect of contractual emoluments are payable to any of the officers or employees of each of the Group Members and there is not at present a claim, occurrence or state of affairs which may hereafter give rise to a claim against any of the Group Members arising out of the employment or termination of employment of any employee or former employee for compensation for loss of office or employment or otherwise.

12.	CONTRACTS

12.1	There is not outstanding in connection with the business of the Company or any other Group Member:

12.1.1

any agreement or arrangement between any of the Group Members and any third party which the execution or performance of this agreement will contravene or under which the third party will acquire a right of termination or any option as a result of the execution or performance of this agreement;

12.1.2	any agreement or arrangement between the Company and any other company which is a member of the Group;

12.1.3	any agreement or arrangement entered into by any of the Group Members otherwise than by way of bargain at arm's length;

12.1.4	any sale or purchase, option or similar agreement, arrangement or obligation affecting any of the assets of the Group Members or by which any of the Group Members is bound;

12.1.5

any agreement or contract containing any unusual or onerous terms to be observed or performed by the any of the Group Members or which the Group Member cannot comply with on time or without undue or unusual expenditure of money or effort;

12.1.6

any agreement or contract which is unusual, unprofitable (that is to say known to have been likely to result in a loss to the Group Member on completion of performance) or of a long-term nature (that is to say incapable of performance in accordance with its terms within three months after the date on which it was entered into or undertaken); or

12.1.7	any agreement or arrangement which involves or may involve obligations which by reason of their material nature or magnitude ought to be made known to the Purchaser.

12.2

None of the Group Members nor any party with whom any of the Group Members has entered into any agreement or contract is in default being a default which would have a material and adverse effect on the financial or trading position or prospects of any of the Group Members and there are no circumstances likely to give rise to such a default.

12.3

No breach of contract, event or omission has occurred which would entitle any third party to terminate any contract to which any of the Group Members is a party or to call in any money before the date on which payment of such amount would normally or otherwise be due and none of the Group Members has received notice of intention to terminate any of such agreements or contracts.

12.4

The Vendor has no reason to believe that any customer or supplier of any of the Group Members or other person dealing with any of the Group Members will refuse to continue to deal with the Group Member or the Purchaser or will deal with it on a smaller scale than at present as a result of the change of control of the Company to be effected pursuant to this agreement.

12.5

The Disclosure Letter contains full details of all agreements, arrangements or contracts (whether oral or in writing) made between each of the Group Members and any employee or client or customer of each of the Group Members other than in the ordinary course of business.

13.	TRADING

13.1

There is not outstanding any liability or claim against the Company nor are there any deficiencies or defects or breaches of contract which could result in any claim being made against any of the Group Members in relation to any goods or services for which any of the Group Members has been or is or may be or become liable or responsible in the course of its business and without prejudice to the generality of the foregoing no dispute exists between any of the Group Members and any customer, client or supplier of such goods or services nor are there any circumstances which are believed likely to give rise to any such dispute.

13.2	None of the Group Members is restricted by contract from carrying on any activity in any part of the world.

13.3

Other than in the ordinary course of business, no offer, tender or the like is outstanding which is capable of being converted into an obligation of any of the Group Members by an acceptance or other act of some other person.

14.	BORROWINGS

Except as disclosed in the Accounts and the Disclosure Letter, none of the Group Companies has outstanding:

14.1

any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits other than borrowing or indebtedness arising in the ordinary course of business;

14.2	any guarantee, indemnity or undertaking (whether or not legally binding) to procure the solvency of any person or any similar obligation; or

14.3	any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

15.	LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

15.1

None of the Group Members nor any person for whose acts or defaults the Group Members may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or are threatened or pending by or against or concerning each of the Group Members or any of its assets; none of the Group Members is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of the Group Members or any of its assets is in progress or pending and there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

15.2

None of the Group Members nor any of its officers, agents or employees (during the course of their duties in relation to the business of the Group Members) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any other applicable law giving rise to any fine, penalty, default proceedings or other liability in relation to the business or officers of the Group Members or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of any of the Group Members.

15.3	The Shares were not purchased or subscribed for by the Vendor with funds derived from criminal proceeds or sources that are in violation of applicable laws.

15.4	To the best of the Vendor's knowledge, information and belief:

15.4.1	none of the assets owned by any of the Group Members has been acquired with monies representing the proceeds of crime;

15.4.2	None of the Group Members has at any time received monies representing criminal proceeds.

16.	SUBSIDIARIES

None of the Group Members has since its incorporation had any subsidiary or subsidiary undertaking apart from the Dongfang Hualian and none of the Group Members is the legal or beneficial owner of any shares of any other company save as contemplated in this agreement.

17.	ADMINISTRATION

17.1

Every document required by any applicable legislation to be filed with any appropriate regulatory bodies has been duly filed and compliance has been and is being made by each of the Group Members with any applicable legislation.

17.2

The copy of the constitution documents of each of the Group Members annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated in the constitutional documents of each of the Group Members and fully sets out all rights attaching to each class of the share capital of the Group Members and the register of members and other statutory books of each of the Group Members have been properly kept and contain a true, accurate and complete record of all the matters which should be dealt with in the constitutional documents of the Group Members and no notice or allegation that any of the same is incorrect or should be rectified has been received.

17.3	Each of the Group Members was incorporated in accordance with its constitutional documents and is validly existing and is entitled to carry on the business now carried on by it.

17.4	All legal requirements in connection with the formation and conduct of the each of the Group Members have been observed.

17.5	All special resolutions passed by each of the Group Members have been Disclosed.

17.6	The Group Members have not at any time carried on any business other than the business carried on at the date hereof.

17.7

None of the Group Members have given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

18.	INSOLVENCY

18.1

No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to any of the Group Members.

18.2

No petition has been presented and no application has been made to court for an administration order in respect of any of the Group Members and no notice of an intention to appoint an administrator of any of the Group Members has been given or filed.

18.3

No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to any of the Group Members or in relation to the whole or any part of its assets, rights or revenues.

18.4	In relation to each of the Group Members:

18.4.1	no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganization or rescheduling of debt; and

18.4.2	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

18.5	None of the Group Members has stopped or suspended payment of its debts, and none of the Group Members is unable or capable of being deemed unable to pay its debts.

18.6	No distress, execution or other process has been levied on an asset of any of the Group Members and no unsatisfied judgment, order or award is outstanding against any of the Group Members.

18.7	No action has been or is being taken by any relevant authority to strike the Group Members off the appropriate register under the applicable laws (if any) in their respective places of incorporation.

19.	MONEY LAUNDERING LAWS

The operations of Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non- U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no proceeding involving Company or any of the Group Members with respect to the Money Laundering Laws is pending or, to the knowledge of the Group Members, threatened.

20.	SECURITIES REPRESENTATIONS

The Vendor (together, the “Shareholders”) understands, acknowledges and agrees that the offering and sale of the shares of TMK hereunder (the “Acquisition Shares”) to the Shareholders in accordance with this Agreement has not been registered under the Securities Act or under any state securities laws or regulations and that the Acquisition Shares are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that TMK is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each of the Shareholders set forth herein in order to determine the applicability of such exemptions and the suitability of such Shareholders to acquire the Acquisition Shares. In this regard, each of the Shareholders represents and warrants as follows:

20.1

None of the Shareholders is a U.S. Person (as defined below) or an affiliate (as defined in Rule 501(b) under the Securities Act) of TMK. A U.S. Person means any one of the following: (1) any natural person resident in the United States of America; (2) any partnership or corporation organized or incorporated under the laws of the United States of America; (3) any estate of which any executor or administrator is a U.S. person; (4) any trust of which any trustee is a U.S. person; (5) any agency or branch of a foreign entity located in the United States of America; (6) any non−discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and (8) any partnership or corporation if: (a) organized or incorporated under the laws of any foreign jurisdiction; and (b) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

20.2	At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each of the Shareholders was outside of the United States.

20.3

Each of the Shareholders will not, during the period commencing on the date of issuance of the Acquisition Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the "Restricted Period"), offer, sell, pledge or otherwise transfer the Acquisition Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S. At no time shall a Shareholder offer or sell the Acquisition Shares unless they are registered under the Securities Act or are exempt from the registration requirements of the Securities Act and any applicable state or foreign securities laws or regulations.

20.4

Each of the Shareholders will offer, sell, pledge or otherwise transfer the Acquisition Shares only pursuant to registration under the Securities Act or an available exemption therein and, in accordance with all applicable state and foreign securities laws.

20.5

Each of the Shareholders has not in the United States, engaged in, and will not directly or indirectly engage in, any short selling of or any hedging or similar transaction with respect to the Acquisition Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

20.6

Neither the Shareholder nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Acquisition Shares and the Shareholder and any person acting on its behalf have complied and will comply with the "offering restrictions" requirements of Regulation S under the Securities Act.

20.7

The transactions contemplated by this contract have not been prearranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

20.8

Neither the Shareholder nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Acquisition Shares. Each of the Shareholder agrees not to cause any advertisement of the Acquisition Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Acquisition Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

SCHEDULE 3

Completion

1.	The Vendor must perform and deliver or procure to be delivered to the Purchaser the following:

1.1

The Vendor will procure that a meeting of the board of directors and the members of the Company is convened and held on or before the Completion Date, for the purpose of passing the following resolutions in each case to the extent necessary and appropriate:

1.1.1	To approve and give effect to the transfer of the Shares from the Vendor to the Purchaser pursuant to this agreement;

1.1.2	To approve the entry of the Purchaser's name in the register of members of the Company as the holder of the Shares;

1.1.3	To appoint such directors as nominated by the Purchaser;

1.1.4	To approve the amendment of any authorized signatories of the Company, including bank authorized signatories as nominated by the Purchaser, and

1.1.5	To deal with and resolve upon such other matters as the Purchaser may reasonably require for the purposes of completing the sale and purchase hereunder.

1.2	the business license of Dongfang Hualian showing that the Company is the sole shareholder of Dongfang Hualian;

1.3

instruments of transfers in respect of the Shares duly executed by their registered holders in favor of the Purchaser and bought and sold notes, in a form complying with the Stamp Duty Ordinance of the Laws of Hong Kong, duly executed by the beneficial owner of the Shares in favor of the Purchaser;

1.4

if so required by the Purchaser, a letter issued by the Vendor to the secretary of the Company advising of the transfer of the Shares under this agreement and instructing the secretary of the Company to update the copy of the share register of the Company kept at the registered office of the Company and that as from Completion the Purchaser shall be the client of record with respect to the Company;

1.5	the duly endorsed share certificate for the Shares in the name of the Vendor;

1.6	the resolutions of the shareholders and the directors of the Company referenced in paragraph 1.1 above;

1.7

letters of resignations of directors of the Company, such letters of resignation to be in any usual form and in each case acknowledging that such persons have no outstanding claim against the relevant Group Member, whether for compensation for loss of office or otherwise howsoever arising;

1.8

all certificates of incorporation and certificates of incorporation on change of name for the Company and the other Group Members and all Business Registration Certificates or Business Licenses for the Company and the other Group Members, together with all approvals, permits, certificates and licenses issued in relation to the Company and the other Group Members;

1.9

the common seal, company chops finance chops and statutory books (including minute books, register of members, register of directors and secretaries and register of charges, if any) and books of account of the Company and the other Group Members made up to the Completion Date, and title deeds and any other documents of title to or with respect to any properties of any Group Members;

1.10	copies of all bank mandates given by the Company and/or any of the other Group Members and forms of cancellation of such bank mandates duly executed;

1.11	alteration of all bank authorized signatories to the such persons as nominated by the Purchaser;

1.12

bank statements dated not earlier than two Business Days before Completion for all bank accounts of the Company and the other Group Members together with cash book balances of the Company and the other Group Members as at Completion and reconciliation statements reconciling such balances with the bank statements;

1.13	all cheque books in the possession of or under the control of the Company and any of the other Group Members;

1.14	all credit cards in the name of or for the account of the Company and/or any of the other Group Members in the possession of any person resigning from his office or employment on Completion;

1.15	a letter from any relevant banks and duly executed deeds of release evidencing the release and discharge of all guarantees and charges of the Company and the other Group Members to such banks;

1.16	all current insurance policies;

1.17

such waivers, consents or other documents as the Purchaser may require to enable the full registered and beneficial ownership of the Shares to vest in the Purchaser or to enable the Purchaser or its nominees to be registered as holders of the Shares;

1.18	a Certificate of Incumbency in relation to the Company to the satisfaction of the Purchaser;

1.19	such other documents and things as the Purchaser may properly and reasonably request to implement this transaction.

SCHEDULE 4

Operation of the Company pending Completion

The Vendor covenants with the Purchaser that, in the period from the date of this agreement to Completion, it will procure that the Company and each of the other Group Members must (unless the Purchaser otherwise agrees in writing):

1.	continue its business in the ordinary and usual course and so as to maintain the same as a going concern;

2.

not dispose of or agree to dispose of or acquire or agree to acquire any assets or stock (other than in the normal course of business) or assume or incur or agree to assume or incur a liability, obligation or expense (actual or contingent) except in the usual course of its business;

3.	not merge or amalgamate or agree to merge or amalgamate its business with any other company;

4.	not enter into any scheme or arrangement with creditors;

5.	not enter into any contract, transaction or arrangement with the Vendor;

6.	not pass any shareholders' resolution;

7.

not create, allot, issue, acquire, redeem or repay any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire shares or any other interest in any other company;

8.	not enter into any long-term contract or any contract or arrangement involving expenditure or liabilities other than in the ordinary course of business;

9.	not make any capital commitment or approve or make any capital expenditure in excess of this amount and/or before the time provided in the relevant budget;

10.	not amend or terminate any agreement, arrangement or obligation to which it is a party;

11.	not engage in any transaction except on an arm's-length basis in the ordinary course of business;

12.

not increase or agree to increase the remuneration (including, without limitation, salary, bonuses, commissions, profits in kind and pension contributions) of any of its directors or employees or vary the terms of employment of or dismiss any employee or engage any new employee or agree to provide any gratuitous payment or benefit to any person;

13.

not amend or discontinue the employee benefits as currently available or communicate to any employee any plan, proposal or intention to amend, discontinue or exercise any discretion in relation to any such schemes;

14.	not alter or agree to alter the terms of any existing borrowing facilities or arrange additional borrowing facilities;

15.	not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee or stand surety for the obligations of any third party;

16.	not grant any credit except normal trade credit given in the ordinary course of business;

17.	not declare, make or pay any dividend or other distribution;

18.	not change its accounting reference date;

19.	not enter into any litigation or arbitration proceedings;

20.

except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

21.	conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

22.	not cancel or fail to renew by the due date the insurance policies in force at the date of this agreement nor do or omit to do anything to render such policies void or voidable.

IN WITNESS of which the parties or their duly authorized representatives have executed this agreement.

Signed by
For and on behalf of
Leading Asia Pacific Investment Limited	/s/
Name:
Title:

Signed by
For and on behalf of	/s/
China TMK Battery Systems Inc.	Name:
Title:

Signed by	/s/
For and on behalf of	Name:
Shenzhen Guangyixin Dianchi Co.	Title:

Signed by	/s/
For and on behalf of	Name: Liang Feng
Liang Feng

Signed by	/s/
For and on behalf of	Name: Zhang Jiaxiao
Zhang Jiaxiao

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